Exhibit 99.1

N / E / W / S R / E / L / E / A / S / E

June 15, 2015

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, IN

FIRST MERCHANTS CORPORATION ANNOUNCES SALE OF FIRST MERCHANTS INSURANCE GROUP

First Merchants Corporation (NASDAQ - FRME) announced the sale of First Merchants Insurance Group (FMIG), a licensed insurance agency affiliate of First Merchants Bank, N.A. to USI Insurance Services, effective June 12, 2015.

FMIG currently operates a full service property, casualty, personal lines and healthcare insurance agency, with four offices located in Delaware, Hamilton, Madison and Randolph counties.

First Merchants entered the insurance business in 1998 and continued to grow organically while adding several smaller agencies through acquisition over the years. The Corporation’s equity in FMIG totals $9.6 million with intangible assets of $9.2 million. The sale price of the business totaled approximately $18 million. In connection with the sale transaction, First Merchants and USI have entered into a strategic marketing agreement to provide First Merchants’ clients with continuing access to P&C insurance and employee group benefits products and services.

USI is a leader in the insurance brokerage and consulting business with more than 4,400 dedicated, experienced and innovative professionals throughout more than 140 offices across the United States with revenues in excess of one billion dollars.

Michael C. Rechin, First Merchants Corporation President and Chief Executive Officer, stated, “The management team of FMIG identified a real need for expanded service offerings to continue growing the business in the future. We believe that this transaction provides FMIG with the strategic resources needed for that continued growth, while providing First Merchants with strong shareholder value for FMIG. We are confident FMIG clients and agents will benefit from the expanded products and services that USI offers. The primary engine of First Merchants Corporation is the Bank, which is built around growing commercial loans and fees, deposits and wealth management. As a result, we have taken direct and concrete action to prioritize the demands on our resources and focus management’s attention on the core income drivers that are critical to our future growth.”

Curt L. Stephenson, FMIG President commented, “FMIG agents are looking forward to serving our clients with the vast product and service offerings of USI. This will be a seamless transition for our clients as they will continue to be served by the same people, now with the strength of the 9th largest insurance broker in the U.S.”

Sandler O’Neill + Partners, L.P. acted as financial advisor and Bingham Greenebaum Doll LLP served as legal counsel to First Merchants Corporation. Jones Day served as legal counsel to USI.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, and First Merchants Trust Company as divisions of First Merchants Bank, N.A.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.